                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------

                           STOCK PURCHASE AGREEMENT

--------------------------------------------------------------------------------

                                 By and among

                              AGRIBIOTECH, INC.,

                            E.F. BURLINGHAM & SONS,

                                 as the Buyer,

                                      and

     Willard W. McLagan, Robert R. Lowry, Thomas G. Burns, Hiram G. Olsen
                 the H. G. Olsen & Ann Olsen Charitable Trust,
            the H. G. Olsen & Ann Olsen Standard Charitable Trust,
Terry L. Shumaker, Evelyn J. Lacey, William W. Spurlin and Phillip J. Hawkins,

                                as the Sellers,

                                      and

                              WILLAMETTE SEED CO.


--------------------------------------------------------------------------------

                                 August 21, 1998

--------------------------------------------------------------------------------

                                 TABLE OF CONTENTS
                                 -----------------


Section 1.       Sale and Purchase of the Stock.........................................    5
                 ------------------------------

Section 2.       Closing................................................................    5
                 -------

Section 3.       Description of Purchase Price and Payments.............................    6
                 ------------------------------------------

Section 4.       Representations and Warranties of the Sellers and the Corporation......    7
                 -----------------------------------------------------------------

Section 5.       Representations and Warranties of the Buyer and ABT....................   21
                 ---------------------------------------------------

Section 6.       Survival of Representations and Warranties; Indemnification............   23
                 -----------------------------------------------------------

Section 7.       Covenants of the Sellers and the Corporation...........................   25
                 --------------------------------------------

Section 8.       Covenants of the Buyer and ABT.........................................   26
                 ------------------------------

Section 9.       Conditions Precedent to the Obligations of the Buyer and ABT...........   26
                 ------------------------------------------------------------

Section 10.      Conditions Precedent to the Sellers' and the Corporation's Obligations.   29
                 ----------------------------------------------------------------------

Section 11.      Conditions Precedent to Obligations of the Sellers and the Buyer.......   30
                 ----------------------------------------------------------------

Section 12.      Termination............................................................   30
                 -----------

Section 13.      The Buyer's Obligations at Closing.....................................   31
                 ----------------------------------

Section 14.      The Sellers' Obligations at Closing....................................   31
                 -----------------------------------

Section 15.      Subsequent Events......................................................   31
                 -----------------

Section 16.      Parties in Interest....................................................   32
                 -------------------

Section 17.      Entire Agreement.......................................................   32
                 ----------------

Section 18.      Governing Law..........................................................   32
                 -------------

Section 19.      Expenses...............................................................   32
                 --------

Section 20.      Arbitration............................................................   32
                 -----------

Section 21.      Severability...........................................................   33
                 ------------

Section 22.      Notices................................................................   33
                 -------

Section 23.      Non-Waivers............................................................   35
                 -----------

Section 24.      Assignment.............................................................   35
                 ----------

Section 25.      Disclosure.............................................................   35
                 ----------

Section 26.      Miscellaneous..........................................................   35
                 -------------


Exhibits                        Description
--------                        -----------
Exhibit 3(b)                    Form of Escrow Agreement
Exhibit 3(c)(i) and (ii)        Form of Employment and Non-Competition Agreement; Form
                                of Non-Competition Agreement
Exhibit 3(e)                    Form of Stock Option Agreement
Exhibit 4(k)                    Leases of Real Property
Exhibit 9(h)                    Opinion of Counsel to Sellers and the Corporation
Exhibit 10(d)                   Opinion of Counsel to Buyer and ABT
Exhibit 15(b)                   Notes Payable by the Corporation

Schedules
---------
Schedule 4(b)(i)                Consents of Other Persons
Schedule 4(b)(ii)               Interest in Other Entities
Schedule 4(c)(i)                Legal Proceedings, Seller and/or Corporation as Party
Schedule 4(c)(ii)               Complaints, Claims, etc. from Customers, Purchasers, etc.
Schedule 4(c)(iii)              Claims Related to Products or Services
Schedule 4(c)(iv)               Return of Goods
Schedule 4(d)                   Encumbrances
Schedule 4(e)                   Trademarks, Trade Names
Schedule 4(f)                   Patents, PVPA Certificates, etc.
Schedule 4(g)                   Financial Statements
Schedule 4(h)                   Material Adverse Change
Schedule 4(j)                   Accounts Receivable and Inventory
Schedule 4(k)                   Real Property Owned or Leased; Personal Property Leased
Schedule 4(l)                   Material Contracts
Schedule 4(m)                   Violations or Restrictions
Schedule 4(p)                   Pension & Profit Sharing Plan
Schedule 4(q)                   Insurance Policies
Schedule 4(r)                   Rights of Third Parties
Schedule 4(s)                   Powers of Attorney
Schedule 4(u)                   Vendors and Customers
Schedule 4(w)                   Compensation Plans
Schedule 4(x)                   Governmental Licenses
Schedule 4(z)                   Compliance with Laws
Schedule 4(aa)                  Guarantees by Sellers of Obligations of the
                                Corporation
Schedule 4(bb)                  Benefits

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     STOCK PURCHASE AGREEMENT dated August 21, 1998, by and among Willamette Seed Co., an Oregon corporation (the "Corporation"),Willard W. McLagan, Robert
R. Lowry, Thomas G. Burns, Hiram G. Olsen, the H.G Olsen & Ann Olsen Charitable Trust, the H.G. Olsen & Ann Olsen Standard Charitable Trust, Terry L. Shumaker, Evelyn J. Lacey, William W. Spurlin and Phillip J. Hawkins (collectively, the "Sellers"), E.F. Burlingham & Sons, an Oregon corporation and wholly-owned subsidiary of AgriBioTech (the "Buyer") and AgriBioTech, Inc., a Nevada corporation ("ABT").


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Sellers own an aggregate of 199,750 shares of common stock, no par value per share, of the Corporation (the "Stock"), which constitutes all of the issued and outstanding shares of capital stock of the Corporation; and

     WHEREAS, the Sellers wish to sell and the Buyer wishes to purchase the Stock, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations, warranties and covenants appearing in this Agreement, the parties hereto agree as follows:

SECTION 1.  SALE AND PURCHASE OF THE STOCK.
            -------------------------------

     (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Sellers shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Sellers, the Stock, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of the Corporation, free and clear of all liens, mortgages, deeds of trust, security interests, pledges, charges, encumbrances, liabilities and claims of every kind.

     (b) The purchase price of FOURTEEN MILLION AND NO/100THS ($14,000,000.00) DOLLARS (the "Purchase Price"), payable by the Buyer to the Sellers for the Stock, shall be paid as described in Section 3 below.

SECTION 2.  CLOSING.
            -------

     The closing of the sale and purchase of the Stock provided for in Section 1 of this Agreement (the "Closing") shall take place at the offices of Weatherford, Thompson, Quick and Asherfelter, P.C., Albany, Oregon at 10:00 a.m. on or before August 21, 1998 (the "Closing Date") or at such later date, time or location as may be agreed to by the parties.

SECTION 3.  DESCRIPTION OF PURCHASE PRICE AND PAYMENTS.
            -------------------------------------------

     (a) Payment of Purchase Price to the Sellers at Closing.  Upon the
         ---------------------------------------------------
completion by the parties of their respective closing conditions under this Agreement, the Buyer shall pay to the Sellers the Purchase Price in immediately available funds by Fedwire or other method reasonably acceptable to the Sellers, in exchange for delivery of the Stock, at the Closing.

     (b)  Portion of Purchase Price to be Held in Escrow.  At the Closing, the
          ----------------------------------------------
Sellers shall set-aside and deliver to ABT, as escrow agent (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") attached hereto as
EXHIBIT 3(B), One Million and 00/100 ($1,000,000) Dollars, for the benefit of the Buyer as described below (the "Escrow Funds").

          The Escrow Funds shall be made available to the Buyer and in the event of any Claims arising pursuant to Section 6(b) hereof for which Buyer is entitled to payment, subject to the thresholds set forth in Section 6(d) hereof.

          All Escrow Funds in excess of any such Funds made available to the Buyer in respect of any claims on the third anniversary of the Closing Date shall be distributed to Sellers on such date. Interest on such funds shall accrue at the rate of eight (8%) percent per annum payable to the Sellers quarterly.

     (c) Employment and Non-Competition Agreement; Non-Competition Agreements.
         --------------------------------------------------------------------
In addition to the purchase and sale of the ABT Shares as described above, at the Closing, Thomas G. Burns hereby agrees to enter into an Employment and Non-Competition Agreement with the Buyer in the form annexed hereto as EXHIBIT 3(c)(i). Thomas G. Burns, Robert R. Lowry, Hiram G. Olsen and Willard W. McLagan hereby agree to enter into Non-Competition Agreements with the Buyer in the form annexed hereto as EXHIBIT 3(c)(ii). In consideration of the foregoing agreements, Buyer shall allocate $100,000 of the Purchase Price to each of Thomas G. Burns, Robert R. Lowry, Willard W. McLagan and Hiram G. Olsen in exchange for non-compete agreements with each of such Sellers.

     (d) Effective Date of the Sale.  In the event that the Closing is
         --------------------------
consummated, the parties hereto agree that the purchase and sale of the Stock shall be accounted for as if such transactions had occurred at the opening of business on April 1, 1998 (the "Effective Date"), regardless of when the Closing in fact occurs. In the event that the Closing is consummated, the Buyer shall realize any operating profit or loss from the operation of the business of the Corporation after the Effective Date. Accordingly, the Sellers agree to consult the Buyer and ABT on any material issues or contracts which relate to a period of time beyond the Effective Date. Furthermore, the Sellers agree not to enter into any new capital obligations or capital expenditures which relate to the Corporation prior to the Closing.

     (e) Stock Options.  At the Closing Thomas G. Burns shall be granted three-
         -------------
year non-qualified stock options with the Buyer in the form annexed hereto as
EXHIBIT 3(e).

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE CORPORATION.
            ------------------------------------------------------------------
The Sellers and the Corporation, jointly and severally, warrant and represent to the Buyer and ABT as follows (as used herein, "Sellers' best knowledge" "Corporations best knowledge" "to the best knowledge of the Sellers" or "to the best knowledge of the Corporation" or such similar language shall mean information actually known by the Sellers without due inquiry):

     Buyer and ABT acknowledge that, except for the representations and warranties expressly contained in this Agreement and other documents made and delivered as part of this transaction, that neither the Corporation nor the Sellers are making any representation or warranty to Buyer or ABT, and that Buyer is purchasing the Stock of the Corporation "AS IS" and based upon its independent review of the Corporation and the results of Buyer's due diligence review of the Corporation.

     (a)  Ownership of Shares.  The Sellers are the owners, beneficially and
          -------------------
of record, of the Stock, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of the Corporation. The Stock is the sole voting stock of the Corporation and is duly authorized, validly issued, fully paid and non-assessable. The Stock has not been pledged, mortgaged or otherwise encumbered in any way and there is no lien, mortgage, charge, claim, liability, security interest or encumbrance of any nature against the Stock. There are no options, warrants, rights of subscription or conversion, calls, commitments, agreements, arrangements, understandings, plans, contracts, proxies, voting trusts, voting agreements or instruments of any kind or character, oral or written, to which the Sellers or the Corporation is a party, or by which the Sellers or the Corporation is bound, relating to the issuance, voting or sale of the Stock or any authorized but unissued shares of capital stock of the Corporation or of any securities representing the right to purchase or otherwise receive any such shares of capital stock. There are no stockholders agreements, preemptive rights or other agreements, arrangements, groups, commitments or understandings, oral or written, that have not been disclosed to the Buyer, relating to the voting, issuance, acquisition or disposition of shares of the Corporation or the conduct or management of the Corporation by its Board of Directors. The Sellers have, and at the Closing shall have, good and marketable title to the Stock and full right to transfer title to the Stock, subject to any restrictions imposed by state or federal securities laws, free and clear of all liens, mortgages, charges, liabilities, claims, security interests or encumbrances of every type whatsoever. The sale, conveyance, transfer and delivery of the Stock by the Sellers to the Buyer pursuant to this Agreement will transfer full legal and equitable right, title and interest in the Stock to the Buyer, free and clear of all liens, mortgages, charges, claims, liabilities, security interests and encumbrances of any nature whatsoever.

     (b)  Capacity; Organization; Standing; Capitalization.  The Sellers have
          ------------------------------------------------
full capacity to enter into and perform under this Agreement and all other agreements and instruments to be entered into in connection with the transactions contemplated hereby, and to consummate such transactions, and, except as set forth in SCHEDULE 4(b)(i) of this Agreement, no other consent or joinder of any other persons or corporations is required to consummate such
transactions.   The Corporation has no subsidiaries, except for Country Club
Lawn Seed, Inc., an Oregon corporation and wholly-owned subsidiary of the Corporation. Except as set forth on SCHEDULE 4(b)(ii) of this Agreement, neither the Sellers nor the Corporation have any interest in any entity other than the Corporation engaged, directly or indirectly, in businesses competitive with those of the Corporation or ABT. This Agreement has been, and each of the other agreements and instruments executed hereunder (the "Other Agreements") will at the Closing, be duly executed and delivered by the Sellers. This Agreement constitutes, and each of the Other Agreements will constitute, the legal, valid and binding obligation of the Sellers enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. The Corporation is duly organized and validly existing under the laws of the State of Oregon, has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by the Corporation requires such qualification. The Certificate of Incorporation of the Corporation and all amendments certified by the Secretary of State of Oregon and the By-laws, as amended to the date of this Agreement, certified by the Secretary of the Corporation and the minutes and stock records of the Corporation delivered to the Buyer are complete and correct. The Corporation has all necessary licenses and authority to operate its business as now being conducted and as will be conducted after the Closing assuming such business is conducted as now operated. The authorized capital stock of the Corporation consists of 199,750 shares of voting common stock, no par value, of which 200,000 shares are issued and outstanding. All of the issued and outstanding shares of the Corporation are owned by the Sellers and are duly and validly issued, fully paid and non-assessable.

     (c)  Legal Proceedings.
          -----------------

           (i) Except as set forth in SCHEDULE 4(c)(i) of this Agreement, neither the Sellers in their capacity as stockholders and/or as officers or directors of the Corporation, nor the Corporation is a party to any pending litigation, arbitration or administrative proceeding or, to the best of Sellers' knowledge, to any investigation, and no such litigation, arbitration or administrative proceeding or investigation that might result in any material adverse change in the financial condition, business or properties of the Corporation or of the Sellers is threatened.

          (ii) Except as disclosed in SCHEDULE 4(c)(ii) to this Agreement, the Sellers and the Corporation have no knowledge of and have not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of the Corporation, any purchaser of goods or services from the Corporation, any employee or independent contractor significant to the conduct or operation of the Corporation or its businesses or any party to any agreement to which the Corporation is a party.

         (iii) Except as disclosed in SCHEDULE 4(c)(iii), there is no claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) relating directly or indirectly to any product manufactured or sold, or any services performed by the Corporation.

          (iv) Except as disclosed in SCHEDULE 4(c)(iv), the Corporation is under no obligation with respect to the return of goods in the possession of customers.

     (d)  Encumbrances.  Except as disclosed in SCHEDULES 4(d), 4(k) OR 4(l),
          ------------
there are no liens, mortgages, deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of the Corporation are subject.

     (e)  Trade Names, etc.  The Corporation owns the trade names, trademarks,
          -----------------
service marks, assumed names, copyrights and registrations therefor, if any (collectively "Trademarks") specified in SCHEDULE 4(e). The Trademarks have been duly issued and have not been canceled, abandoned or otherwise terminated except as otherwise indicated in SCHEDULE 4(e). Except as set forth in SCHEDULE 4(E), the Corporation is not in default under any of the licenses or agreements relating to the Trademarks as listed in SCHEDULE 4(e) and all of such licenses and agreements are in effect. The Corporation has not granted, and will not grant prior to the Closing, licenses or other rights to use such Trademarks. No other Trademarks are either owned or used by the Corporation. To the best of Sellers' knowledge, the operation of the Corporation's business does not infringe on the Trademarks of any third party. No claim has been made that there is any such infringement. To the best of the Sellers' and the Corporation's knowledge, no Trademark of any other person infringes the Trademarks of the Corporation.

     (f)  Patents, etc.  The Corporation owns the inventions, letters patent,
          ------------
applications for letters patent and patent license rights, inventions, processes, designs, formulas, trade secrets, Plant Variety Protection Act ("PVPA") Certificates, know-how and other industrial property rights (collectively "Patents") necessary for the conduct of its business, specified as belonging to it in SCHEDULE 4(f). The Patents have been duly issued and have not been canceled, abandoned or otherwise terminated except as otherwise indicated in SCHEDULE 4(f). The Corporation is not in default under any of the licenses or agreements relating to the Patents as listed in SCHEDULE 4(f) and all of such licenses and agreements are in effect. The Corporation has not granted, and will not grant prior to the Closing, licenses or other rights to use such Patents. No other Patents are owned or used by the Corporation. To the best of Sellers' knowledge, the operation of the Corporation's business does not infringe on the Patent rights of any third party. No claim has been made that there is any such infringement. To the best of the Sellers' and the Corporation's knowledge, no Patent of any person infringes the Patents of the Corporation.

     (g)  Financial Statements.
          --------------------

          (i) The financial statements of the Corporation as of and for the periods ended June 30, 1997, 1996, and 1995, together with the related notes and schedules, and the unaudited financial statements of the corporation as of and for the period ended February 28, 1998 and March 31, 1998 together with the related notes and schedules (collectively, the "Financials"), true, correct and complete copies of which are attached hereto as
               EXHIBIT 4(g), (A) are in accordance with the books of account and records of the Corporation; (B) present fairly, and are true, correct and complete statements of the financial condition and the results of operations of the Corporation as at and for the periods therein specified; and (C) do not include or omit to state any fact which renders the Financials misleading.

          (ii) Except as and to the extent shown or provided for in the Financials or the notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since February 28, 1998 in the ordinary course of business, the Corporation has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) which might be or become a charge against the assets or liabilities of the Corporation; as of February 28, 1998 and March 31, 1998, there was no asset used by the Corporation in its operations that has not been reflected in the Financials, and, except as set forth in the Financials, no assets have been acquired by the Corporation since such date except in the ordinary course of business.

         (iii) Except as disclosed in the Financials, there has been no decrease in stockholders' equity as compared with the amount shown for such stockholders' equity as at February 28, 1998 and no material adverse changes in the financial position of the Corporation since February 28, 1998.

          (iv) The Financials do not include any assets, liabilities, income or expenses of any entity other than the Corporation. All transactions in the years 1990 through the Closing between the Corporation and any other entity in which either of the Sellers is an officer, director or has an equity interest have been at prices no less favorable to the Corporation than could have been obtained from any independent third party.

     (h)  Absence of Certain Changes.  Except as disclosed on SCHEDULE 4(h),
          --------------------------
since February 28, 1998, there has not been any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, earnings, business, prospects or results of operations of the Corporation.

     (i)  Tax Matters.  The Corporation has timely filed all federal, state
          -----------
and local income tax returns and has timely filed with all other appropriate governmental agencies all sales, ad valorem, franchise and other tax (including any real estate, personal property, or any other tax that may be due in connection with the Fixed Assets), license, gross receipts and other similar returns and reports required to be filed by the Corporation. The Corporation has reported all taxable income and losses on those returns on which such information is required to be reported, and paid or provided for the payment of all taxes due and payable by the Corporation on said returns or taxes due pursuant to any assessment received by it, including without limitation, any taxes required by law to be withheld and/or paid in connection with any officer's or employee's compensation or due pursuant to any assessment received by it. There are no agreements for the extension of time for the assessment or payment of any amounts of tax. The Sellers have made available to the Buyer for inspection copies of income tax returns that are true and complete copies of the federal and applicable state, local or other income tax returns filed by the Corporation for the taxable years ended June 30, 1997, 1996, and 1995, and any other open tax periods. The Corporation shall bear all expenses and responsibilities for the filing of federal and applicable state, local or other income tax returns and reports of the Corporation for the taxable year ended June 30, 1998 and for that portion of 1999 for which any short period returns may be filed. All tax liabilities of the Corporation arising through the end of the taxable year ended June 30, 1997 have been paid. All tax liabilities of the Corporation arising after June 30, 1997 have been paid or adequately disclosed and properly reserved for on the books and records and financial statements of the Corporation. No federal or applicable state, local or other tax return of the Sellers or the Corporation for any period has been or is currently under audit by the Internal Revenue Service or any state, local or other tax authorities. No claim has been made by federal, state, local or other authorities relating to any such returns or any audit. For purposes of this
Section 4(i), the word "timely" shall mean that such returns were filed within the time prescribed by law for the filing thereof, including the time permitted under any applicable extensions. The Sellers and the Corporation are not aware of any facts which they believe would constitute the basis for the proposal of any tax deficiencies for any unexamined year. All taxes which the Corporation is required by law to withhold and collect have been duly withheld and collected, and has been timely paid over to the proper authorities to the extent due and payable.

     (j)  Accounts Receivable and Inventory.
          ----------------------------------

          (i)  Accounts Receivable.  The accounts receivable of the Corporation
               -------------------
               reflected in the Financials as at February 28, 1998 and March 31, 1998, and the accounts receivable acquired by the Corporation since such date are valid subsisting claims for the aggregate amounts thereof reflected in the Financials net of the reserves or allowances for doubtful receivables reflected in the Financials or thereafter in the Corporation's books and records uniformly maintained in accordance with the financial statements, accounted for in accordance with generally accepted accounting principles, and, except as set forth in SCHEDULE 4(j), the Sellers know of no reason that would make such accounts receivable, net of such amounts as the Corporation has reserved on its books as of February 28, 1998 and March 31, 1998, taken as a whole, not collectible.

          (ii) Inventory.  The inventory of the Corporation reflected in the
               ---------
               Financials as at February 28, 1998 and March 31, 1998, and the inventory acquired by the Corporation since such date (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the

               Financials, (c) is marketable or adequate provision for obsolescence has been provided and (d) Sellers know of no reason that would make such inventory, net of such amounts as the Corporation has reserved on its books as of June February 28, 1998 and 30, 1998, taken as a whole, not marketable.

     (k)  Title and Condition of Properties.  The Corporation does not own any
          ---------------------------------
real property, except as disclosed on SCHEDULE 4(k).  Except as disclosed on
SCHEDULE 4(k), the Corporation has good, marketable and insurable title to all properties and assets, real and personal, tangible and intangible, reflected in the Financials and all properties acquired subsequent to February 28, 1998 and March 31, 1998, which have not been disposed of in the ordinary course of business since February 28, 1998 and March 31, 1998, which property is subject to no mortgage, lien, deed of trust, claim, security interest, liability, conditional sales agreement, easement, right-of-way or any other encumbrance except as disclosed on SCHEDULE 4(k).

          SCHEDULE 4(k) contains an accurate list of all leases and other agreements under which the Corporation is lessee or lessor of any real or personal property. Each of the real property and personal property leases and agreements is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto.

          All personal property, machinery and equipment which are material to the business, operations or condition (financial or otherwise) of the Corporation is in operating condition and, subject to routine maintenance and ordinary wear and tear, have been maintained in accordance with reasonable industry standards and is suitable for the purpose for which it is used. Except as disclosed in SCHEDULE 4(k), neither the Sellers nor the Corporation is aware of or have received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to the Corporation's business or its owned or leased real or personal properties, with which the Corporation has not complied.

          At the Closing, the Sellers shall provide, at their expense, an ALTA Extended title insurance policy in the amount of the purchase price allocated to the real property and improvements, as shown in SCHEDULE 4(k), which Buyer shall acquire (save and except for that property listed as Locations (Nos. 1 and 3 on SCHEDULE 4(k) ) insuring title vested in the Corporation or its nominees, subject only to nondeliquent real property taxes and those exceptions set forth on the preliminary title report which according to Buyer are acceptable and do not render title unmarketable or uninsurable. Sellers agree to provide any documentation reasonably requested which is required by the title company to issue such title insurance.

          Prior to the Closing, the Buyer or ABT may engage consultants or engineers of the Buyer's or ABT's choosing to conduct site studies of the real property as the Buyer deems necessary. The Buyer, ABT or its agents shall have the right to enter the real property at reasonable times before Closing to make such tests, inspections, studies, and other investigations as the Buyer or ABT may require, at the Buyer's expense and risk. The Buyer shall indemnify and hold the Sellers and the Corporation harmless from any loss, damage, or claim arising out of the Buyer's or ABT's access to or Buyer's or ABT's activities on, the real property owned or leased by the Corporation.

     (l)  Description of Material Contracts. SCHEDULE 4(l) contains a complete
          ---------------------------------
and correct list as of the date hereof of all agreements, contracts and commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder, of the following types, written or, oral, to which the Corporation is a party, under which it has any rights or by which it or any of its properties is bound, as of the date hereof: (i) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (ii) employment and consulting agreements with annual compensation in excess of $40,000; (iii) collective bargaining agreements; (iv) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, agreements, trusts, funds or arrangements for the benefit of employees (whether or not legally binding); (v) sales agency, manufacturer's representative or distributorship agreements; (vi) agreements, orders or commitments for the purchase by the Corporation of materials, supplies or finished products exceeding $5,000 in the aggregate from any one person; (vii) agreements, orders or commitments for the sale by the Corporation of its products or services exceeding $5,000; (viii) agreements or commitments for capital expenditures in excess of $5,000 for any single project (it being warranted that the commitment for all unscheduled contracts for such agreements or commitments does not exceed $5,000 in the aggregate); (ix) agreements relating to research; (x) agreements relating to PVPA Certificates or licenses or other rights to use PVPA Certificates; (xi) agreements relating to the payment of royalties; (xii) seed purchase contracts or other contracts with growers; (xiii) brokerage or finder's agreements; (xiv) joint venture agreements; and (xv) other agreements, contracts and commitments which individually or in the aggregate for any one party involve any expenditure by the Corporation of more than $5,000.

          The Corporation has made available to the Buyer complete and correct copies of all written agreements, contracts, commitments, obligations and undertakings, together with all amendments thereto, listed on the Schedules hereto, and such Schedules contain accurate descriptions of all oral agreements listed on such Schedules. Except as set forth in SCHEDULE 4(1), all such agreements, contracts, commitments, obligations and undertakings are in full force and effect and, except as disclosed in SCHEDULE 4(l), all parties to, or otherwise bound by, such agreements, contracts, commitments, obligations and undertakings have performed all obligations required to be performed by them to date and the Corporation is not in default and no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, could result in) a default or right of cancellation, acceleration or loss of contractual benefits under, any such contract, agreement, commitment, obligation or undertaking. There has been no threatened cancellations thereof, and there are no outstanding disputes under any such contract, agreement, commitment, obligation or undertaking. Except as set forth in SCHEDULE 4(1), no consent of any party is required under any such contract, agreement, commitment, obligation or undertaking which would make such agreements not binding and in full force and effect as of the Closing Date. Any contracts, agreements, leases or commitments held in the name of any of the Sellers and set forth in the Schedules hereto shall be assigned to either the Buyer or the Corporation prior to the Closing Date.

          Except as otherwise set forth in SCHEDULE 4(l), each contract, lease, instrument and commitment required to be described in the Schedules hereto is, on the date hereof, and will be at the Closing, in full force and effect and is and will constitute a valid and binding obligation of the Corporation and the respective parties to such agreements, and there is not, under any such contract, lease, instrument or commitment, any existing default by the Corporation or such other parties or any event that, with notice, lapse of time or both, would constitute a default by the Corporation or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing. Any contracts, leases or commitments held in the names of any of the Sellers and listed on the Schedules shall be assigned either to the Buyer or the Corporation prior to the Closing Date.

          No agreement, contract, commitment, obligation or undertaking listed on the Schedules hereto which the Corporation is a party or by which it or any of its properties is bound, except as specifically set forth in SCHEDULE 4(L), contains any provision which materially adversely affects or in the future may (so far as the Sellers and the Corporation can reasonably now foresee) materially adversely affect the condition, properties, assets, liabilities, business, operations or prospects of the Corporation following the date hereof and upon the Closing Date. Furthermore, to the best of the Sellers' knowledge, the material suppliers, customers and clients of the Corporation will continue to supply and purchase from the Corporation after the Closing.

     (m)  Default; Violations or Restrictions.  Except as set forth in
          -----------------------------------
SCHEDULES 4(l) AND 4(m), the execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by the Corporation in connection with the transactions contemplated hereby and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would) result in the breach of any term or provision of the Certificate of Incorporation or by-laws of the Corporation or violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of contractual benefits to the Corporation, under any law, order, writ, injunction, decree, statute, rule or regulation of any court, governmental agency or arbitration tribunal or any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation by which the Corporation or the Sellers is a party or by which either of them may be bound, or require any consent, approval or notice under any law, rule or decree or any such document or instrument; or result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon the Corporation's assets or interfere with or otherwise adversely affect the ability to carry on the business of the Corporation after the Closing Date on substantially the same basis as it is now conducted by the Corporation.

     (n)  Court Orders and Decrees.  The Corporation has not received written
          ------------------------
or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Corporation, the Stock or any of the Corporation's assets. The Corporation is in compliance in all material respects with all applicable Federal, state, county, municipal (or of any subdivision thereof) laws, regulations and administrative orders in force at any applicable time to which the Corporation may be subject.

     (o)  Books and Records.  The books and records of the Corporation are, in
          -----------------
all material respects, complete and correct and have been maintained in accordance with good business practice. True and complete copies of the Certificate of Incorporation and By-laws of the Corporation and all amendments thereto and true and complete copies of all minutes, resolutions, stock certificates and stock transfer records of the Corporation are contained in the minute books and stock transfer books that have been delivered to the Buyer for inspection and will be delivered to the Buyer at the Closing. The minute books, stock certificate books, stock transfer records and such other books and records as may be requested by the Buyer or ABT, as made available to the Buyer and its representatives, are complete and correct in all material respects.

     (p)  Pension and Welfare Plans.
          -------------------------

          (i)  Pension and Profit Sharing Plans.  Except as disclosed in
               --------------------------------
               SCHEDULE 4(p), the Corporation does not have in effect any pension, profit sharing or other employee benefit plan described under Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All benefits payable under any terminated employee pension benefit plan (as such term is defined in Section 3(2)(A) of ERISA) previously maintained by the Corporation or to which it has previously contributed have been paid in full and/or that the Corporation does not have any unfunded liability in respect of any such plan to the Pension Benefit Guaranty Corporation or to the participants in such plan or to the beneficiaries of such participants. Each such terminated plan was terminated substantially in accordance with the applicable provisions of law or any agreement or contract relating to any such plan and has been terminated without liability to the Corporation.

          (ii) Welfare Plans.  Except as set forth in Schedule 4(p), for each
               -------------
               plan, fund, or arrangement of the Corporation which is an employee welfare benefit plan, whether or not currently maintained (within the meaning of ERISA Section 3(1)) (a "Welfare Plan"), the following is true:

               (A) each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

               (B) there is no voluntary employees' beneficiary association (within the meaning of Section 501(c)(9) of the Code) maintained with respect to any such Welfare Plan;

               (C) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Corporation or the Buyer to a tax under Code Section 4976(a);

               (D) each such Welfare Plan which is a group health plan complies and has complied with the applicable requirements of Code
                    Section 4980B, and would comply with Sections 9801 through 9806 if such provisions were now in effect, Title XXII of the Public Health Service Act, and the applicable provisions of the Social Security Act and is not and has not been a nonconforming group health plan under Section 5000(c) of the Code;

               (E) each such Welfare Plan may be amended or terminated by the Corporation or the Buyer, on or at anytime after, the Closing Date and after any advance notice to participants or similar measures required by law which are non-waivable under the Welfare Plan;

               (F) no such Welfare Plan provides for continuing benefits or coverage for any participant (including past, present or future retirees) or such participant's beneficiary after termination of employment except as required by the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") or any other state or Federal law; and

               (G) no claims have been made and no other events have occurred that might form the basis of a claim which has substantially increased or based on customary insurance industry practice might substantially increase, the premiums or other charges of the Corporation under any Welfare Plan.

     (q)  Insurance.  SCHEDULE 4(q) contains a correct and complete
          ---------
description of all policies of insurance by or on behalf of the Corporation in which the Corporation is named as an insured party or beneficiary. The Corporation has at all times prior to the date hereof maintained and will at all times prior to the Closing Date maintain insurance coverage with respect to its properties, in respect of liabilities and risks prudently insured against. The policies described in SCHEDULE 4(q) are outstanding and in force as of the date hereof, cover risks normally insured against and are in amounts normally carried and there is no default notice of cancellation or non-renewal with respect to any material provision contained in any such policy.

          SCHEDULE 4(q) contains a correct and complete description of all such policies of insurance held by or on behalf of the Corporation, premiums paid for such insurance during the last three years and all outstanding insurance claims in excess of $5,000 made by or against the Corporation for damage to or loss of property or income which have been referred to insurers or which the Sellers believe to be covered by commercial insurance. SCHEDULE 4(q) also contains a list of all general comprehensive liability policies carried by the Corporation for the past three years, including excess liability policies and any agreements, arrangements or commitments under which the Corporation indemnifies any other person or is required to carry insurance for the benefit of any other person.

     (r)  Rights of Third Parties.  Other than as disclosed in SCHEDULES 4(k),
          -----------------------
4(l) AND 4(r) attached, or specifically provided for in this Agreement, the Corporation has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of the Corporation, and no person or other corporation has any right to possession, use or occupancy of any of the property of the Corporation.

     (s)  Powers of Attorney.  Except as disclosed in SCHEDULE 4(s), there are
          ------------------
no persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Corporation.

     (t)  Labor Matters.  The Corporation is not a party to any collective
          -------------
bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened any labor disputes, strikes or work stoppages that may have a material adverse effect upon the continued business or operation of the Corporation. To the best of Sellers' knowledge, the Corporation (i) is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not engaged in any unfair labor practices.

     (u)  Relationships with Vendors and Customers.  Except as set forth in
          ----------------------------------------
SCHEDULES 4(c)(i),(ii), (iii), AND (iv), 4(j), 4(l) AND 4(u), the Corporation and the Sellers have no knowledge of any condition or state of facts or circumstances which would materially adversely affect the Corporation after the Closing Date. The Corporation's relationships with its customers, clients and vendors are satisfactory, and the Corporation and the Sellers have no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. The Corporation and the Sellers` have no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against the Corporation. The Corporation and the Sellers have no knowledge of any condition or state of facts or circumstances which would prevent the business of the Corporation from being carried on by the Buyer after the Closing Date in essentially the same manner as it is presently being carried on.

     (v)  Approvals and Authorizations.  Except as disclosed in SECTION 4(l),
          ----------------------------
the Corporation has obtained all necessary consents, approvals and authorizations in connection with the transactions contemplated hereby which are required by law or otherwise in order for the Corporation to continue all of its present business following the Closing Date.

     (w)  Compensation Plans.  SCHEDULE 4(w) contains a correct and complete
          ------------------
description of all current compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of the Corporation.

     (x)  Governmental Licenses.  SCHEDULE 4(x) contains a correct and
          ---------------------
complete list of all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are (i) necessary for the operation of the Corporation, and (ii) required in connection with Sellers' execution, delivery or performance of this Agreement, all of which have been obtained by the Corporation and are in full force and effect.

     (y)  Brokers.  No agent, broker, investment banker, person, or firm
          -------
acting on behalf of any of the Sellers, the Corporation or any firm or corporation affiliated with any of them, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby.

     (z) Compliance With Laws.  Except as set forth in SCHEDULES 4(c)(i),(ii),
         --------------------
(iii), AND (iv), 4(j), 4(k), 4(l), 4(m) or 4(z):

          (i) The operations and activities of the Corporation have previously and continue to comply with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, including, without limitation, all Laws relating to seed labeling and all rules and regulations of the Occupational Safety and Health Administration. Neither the ownership of the Corporation nor the conduct of the business of the Corporation as presently conducted conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Certificate of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which the Corporation is a party or by which it may be bound or affected. The Corporation has received no notice of communication from any third party asserting a failure to comply with any Laws, nor has the Corporation received any notice that any authority or third party intends to seek enforcement against the Corporation to compel compliance with any such Laws.

          (ii) There are no existing claims or to the best of Seller's knowledge, potential claims which may exist against the Corporation, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of the Corporation of any "Hazardous Material," including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), any so-called "Super Fund" or "Super Lien" law or any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

         (iii) Since the date first acquired or leased by the Sellers or the Corporation, Sellers and Corporation have not placed any "Hazardous Material" on or under the real property owned or leased by the Corporation and, to the best of Sellers' knowledge, there has been no "Hazardous Material" on or under the real property owned or leased by the Corporation.

          (iv) Sellers have commissioned investigation and reports by Cascade Earth Sciences, dated July 29 and 30, 1998 (the CES reports) of 11 facilities operated by Willamette Seed Co. (WSC); specifically Locations 1, 2, 3, 4, 5, 8, 9, 10, 10A, 12 and 13 as described in
               Schedule 4(k).  This report is described in Schedule 4(z).

               As to these facilities, Sellers shall indemnify buyer ABT and WSC for all response costs, removal costs, and remedial action costs expended in order to remove and/or remediate all Hazardous Materials and Hazardous Waste contamination and conditions identified in the CES reports in order to meet all clean-up levels and standards required by the Oregon Department of Environmental Quality (DEQ) or the U.S. Environmental Protection Agency (EPA) during the time period of such removal and/or remediation. The parties agree the required action shall be clean-up of Dieldrin, Aldrin, and hydrocarbons at the Albany facility and clean-up of Dieldrin and Aldrin at the West Stayton facility. These clean-up costs shall be paid in full from the Escrow Funds, without being subject to the minimum claim limitation of Section 6(d). Sellers shall be responsible for management of these clean-up activities, subject to review and approval of Buyer.

               As to these 11 facilities, Sellers shall also indemnify Buyer, ABT and WSC for all expenses incurred in meeting future, stricter, DEQ and/or EPA clean-up level and standards, provided that either (a) the clean-up to stricter standards is required by DEQ or EPA; or (b) there is a legal duty on the part of ABT, WSC or their directors, officers or employees to report known conditions in exceedence of such levels and standard.

               In the event Hazardous Waste or Hazardous Material contamination is discovered on or emanating from any of the 11 facilities described in the CES report of a nature not identified in the CES Report, or at a level in exceedence of levels reported in the CES report, there shall be a rebuttable presumption that the contamination results from releases occurring after the Closing Date. Buyer, ABT and/or WSC may overcome this presumption by establishing that they did not, after the Closing Date, use the Hazardous Substances or release the Hazardous Wastes discovered. In that event, clean-up costs shall be paid from Escrow Funds.

               In the event Hazardous Waste or Hazardous Material contamination is discovered on or emanating from any of WSC facilities not described in the CES report, there shall be a rebuttable presumption that the contamination results from releases occurring after the Closing Date. Buyer, ABT and/or WSC may overcome this presumption by establishing that they did not, after the Closing Date, use the Hazardous Substances or release the Hazardous Wastes discovered. In that event, clean-up costs shall be paid from Escrow Funds.

          (v) Neither the Corporation nor the Sellers, nor to the best knowledge and belief of the Sellers, any officer, employee or agent of the Corporation acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three (3) years given or received or agreed to give or receive any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Corporation (or assist the Corporation in connection with any actual or proposed transaction) which (i) might subject the Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given or received in the past might have had an adverse effect on the assets, business or operation of the Corporation, or (iii) if not continued in the future, might adversely affect the assets, the business or the operations or prospects of the Corporation, or which might subject the Corporation to suit or penalty in any private or governmental litigation or proceeding.

     (aa)  Guarantees.  Except as disclosed in SCHEDULE 4(aa), the Sellers
           ----------
have not personally guaranteed any of the obligations of the business of the Corporation.

     (bb)  Benefits.  All accrued holiday, vacation or other compensation or
           --------
benefits to which employees of the Corporation are entitled to receive from the Corporation is set forth on SCHEDULE 4(bb). The Corporation has an employee manual which sets forth the Corporation's policies with respect to its employees, and there are no policies other than as set forth in SCHEDULE 4(bb).

     (cc)  Schedules.  The Sellers and the Corporation have delivered to the
           ---------
Buyer complete and correct schedules (the "Schedules"), in form and substance reasonably acceptable to the Buyer, as of the date of this Agreement, specifying with respect to the business, properties, assets and obligations of the Corporation each and every item in the categories listed as Schedules hereunder, and complete and correct copies of the documents and other material from which such Schedules were compiled.

     (dd)  No Legal or Tax Advice.  Sellers are not relying on any legal or tax
           ----------------------
advice from the Buyer in connection with the transactions contemplated by this Agreement.

     (ee)  Accuracy.  No representation, warranty, covenant or statement by
           --------
the Sellers or the Corporation in this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ABT.    Each of the
            ----------------------------------------------------
Buyer and ABT jointly and severally warrants and represents to the Sellers as follows (as used herein, "Buyer's or ABT's best knowledge" or "to the best knowledge of the Buyer or ABT" shall mean information actually known by the Buyer or ABT without due inquiry):

     (a)  Capacity.  Each of the Buyer and ABT has full right, power and
          --------
capacity to execute, deliver and perform its obligations under this Agreement and the other documents required to be executed by the Buyer or ABT in connection herewith and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, constitute a breach of any term or provision of the Certificate of Incorporation or By-laws of the Buyer or ABT or constitute a default under any material law, rule, regulation, indenture, instrument, mortgage, deed of trust, or other agreement or instrument to which the Buyer or ABT is a party or by which either is bound.

     (b)  Organization.
          ------------

          (i) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and the Buyer has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. The Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

          (ii) ABT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and ABT has corporate power and authority to carry on its business as now conducted and to own, lease or operate the properties and assets now used by it in connection therewith. ABT is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

     (c)  Consents and Approvals.  No governmental license, permit or
          ----------------------
authorization, and no registration or filing with any court, governmental authority or regulatory agency, is required in connection with the execution, delivery or performance of this Agreement by the Buyer or ABT. Each of the Buyer and ABT shall execute, deliver and perform its obligations under this Agreement, and no consent or other approval of any other party is required to be obtained by the Buyer or ABT in connection with the transactions contemplated hereby.

     (d)  Legal Proceedings.  Neither the Buyer nor any of its executive
          ------------------
officers or directors, nor ABT or any of its officers or directors, is a party to or affected by any pending litigation, arbitration or any governmental proceeding or investigation that would in any manner affect its entering into this Agreement or performing the transactions contemplated hereby or that might result in any material adverse change in the financial condition, business or properties of the Buyer or ABT, and to the best of each of Buyer's and ABT's knowledge, no such litigation, arbitration, proceeding or investigation is threatened.

     (e)  Binding Obligation.  This Agreement has been duly executed and
          ------------------
delivered by the Buyer and ABT and constitutes the legal, valid and binding obligation of the Buyer and ABT, enforceable against the Buyer and ABT in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All action of the Board of Directors of the Buyer and ABT and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.

     (f)  Brokers; Finders.  No agent, broker, investment banker, person or
          ----------------
firm acting on behalf of the Buyer or ABT or any firm or corporation affiliated with the Buyer or ABT or under the authority of the Buyer or ABT is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

     (g)  Accuracy.  No representation, warranty, covenant or statement by the
          --------
Buyer or ABTin this Agreement, including the Schedules and Exhibits attached hereto and the certificates furnished or to be furnished to the Sellers pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
            ------------------------------------------------------------

     (a)  Survival of Representations and Warranties.    All representations
          ------------------------------------------
and warranties made by the Sellers and the Corporation or the Buyer and ABT in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive the Closing until the second anniversary of the Closing Date (the "Survival Date"); provided, however, that all representations and warranties made by the Sellers in Sections 4(i) and 4(p) hereof shall survive the Closing until and through one (1) year after the expiration of the applicable statute of limitations and all representations and warranties made by the Sellers in Sections 4(z)(ii), 4(z)(iii) and 4(z)(iv) hereof shall survive the Closing until and through three (3) year after the Closing Date (the "Extended Survival Date").

     (b)  Indemnification by Sellers.  Provided that the transaction
          --------------------------
contemplated by this Agreement is closed, the Sellers hereby agree to indemnify, defend and hold harmless the Buyer from and against all liabilities, losses, costs or damages whatsoever (including expenses and reasonable fees of legal counsel) ("Claims") arising out of or relating to Claims made prior to the Survival Date or the Extended Survival Date, if applicable, in the event that it is determined that such Claims arise out of or from or are based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 4 made by the Sellers; (ii) the non-performance by the Sellers in any material respect of any covenant, agreement or obligation to be performed by the Sellers under this Agreement; or (iii) the assessment of any federal, state local or other tax liabilities due and payable by the Corporation for all periods through June 30, 1998.

     (c)  Indemnification by Buyer and ABT.  Provided that the transaction
          --------------------------------
contemplated by this Agreement is closed, the Buyer and ABT hereby agree to indemnify, defend and hold harmless the Sellers from and against all Claims arising out of or from or based upon (i) the inaccuracy in any material respect of any representation or warranty contained in Section 5 by the Buyer and ABT;
(ii) the non-performance by the Buyer and ABT in any material respect of any covenant, agreement or obligation to be performed by the Buyer under this Agreement; and (iii) any liabilities arising out of the operation of the business of the Corporation by Buyer and ABT after the Closing Date.

     (d)  Defense of Claims.  Whenever any Claim shall arise for indemnification
          -----------------
 hereunder, the party entitled to indemnification (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge that it is entitled to indemnification of such Claim constituting the basis for such Claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

          If the facts giving rise to any such indemnification shall involve any actual, threatened or possible Claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such Claim at his expense and through counsel of his own choosing if he gives written notice of his intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim and provided that Indemnitor then diligently prosecutes or defends such Claim. In the event that Indemnitor elects not or fails to diligently prosecute or defend such Claim, the Indemnitee shall diligently prosecute or defend such Claim.

          The Indemnitee shall not settle any claim which would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld. If a firm offer is made to settle a claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. Provided, however, that in the event the Indemnitor refuses to accept such offer to settle a claim as described above and the Indemnitee continues to contest or defend such claim, the indemnification provided for herein shall be deemed to include the value of management's time spent in connection with the defense of such claim. If a firm offer is made to settle a claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such claim or litigation and, in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such claim or litigation shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.

          Notwithstanding any provision of this Agreement to the contrary, no claim for indemnification pursuant to this Section 6, by the Indemnitee shall be asserted or claimed except to the extent any Claim exceeds, in the aggregate,
(i) the sum of $50,000 for Claims arising out of representations contained in
Section 4(z) and (ii) the sum of $25,000 for all other Claims.

          Notwithstanding any provision of this Agreement to the contrary (i) Buyer's maximum liability for indemnification shall not exceed the Purchase Price, (ii) Seller's maximum liability for indemnification (a) shall not exceed the Purchase Price for all Claims arising out of inaccuracies of representations and warranties contained in Sections 4(a) and (b), and (b) shall not exceed $3,000,000 for all other Claims provided, however, that Claims arising out of inaccuracies of representations and warranties contained in Sections 4(z)(ii), 4(z)(iii), and 4(z)(iv), shall not exceed $3,000,000.00 for such Claims made with the first year following the closing date, reduced to $2,000,000.00 the second year following the Closing Date, and further reduced to $1,000,000.00 the third year following the Closing Date, with the maximum, total cumulative indemnification for breaches of representations and warranties (other than those in 4(a) & 4(b) ) being $3,000,000.00.

SECTION 7.  COVENANTS OF THE SELLERS AND THE CORPORATION.  The Sellers and the
            --------------------------------------------
Corporation hereby covenant and agree as follows:

     (a)  Further Assurances.  The Sellers hereby agree that, from time to
          ------------------
time at the reasonable request of the Buyer and ABT, and without further consideration, they shall execute and deliver such additional instruments and take such other action as the Buyer and ABT may reasonably require to convey, assign, transfer and deliver the Stock and otherwise to carry out the terms of this Agreement.

     (b)  Access to the Corporation; Confidentiality.
          ------------------------------------------

          (i) Subsequent to the date hereof and prior to the Closing Date, the Sellers will continue to give to the Buyer, ABT, and its counsel, accountants, and other representatives, full and free access to all properties, books, contracts, commitments and records of the Corporation so that the Buyer and ABT may have full opportunity to make such investigation as they shall desire.

         (ii) From and after the date of this Agreement until the Closing or the termination of this Agreement, the Sellers and the Corporation and their representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to the other party in the course of their negotiations and the Buyer's and ABT's due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to the other party and will not use any confidential information from the Buyer or ABT for their own benefit.

     (c)  Conduct of Business Pending Closing.  From the date of this
          -----------------------------------
Agreement to the Closing Date, except as expressly disclosed in this Agreement or in the Schedules to this Agreement, the Corporation shall conduct its operations as engaged in at the date of this Agreement according to its ordinary course of business, shall maintain its records and books of account in a manner that fairly and currently reflects its financial condition and results of operations and shall not engage in any transactions other than as contemplated by this Agreement.

     (d)  Closing Documents.  Provided that the Buyer and ABT have fully
          -----------------
performed their obligations and Sellers' conditions have been satisfied, the Sellers and the Corporation shall execute and deliver all instruments and documents required as a condition precedent to the Closing and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

SECTION 8.  COVENANTS OF THE BUYER AND ABT.  The Buyer and ABT hereby covenant
            ------------------------------
and warrant as follows:

     (a)  Closing Documents.  The Buyer and ABT shall execute and deliver all
          -----------------
instruments and documents required as a condition precedent to Closing and take all actions required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

     (b)  Noninterference.  The Buyer and ABT shall not take or omit to take
          ---------------
any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Section 5 of this Agreement, or (ii) would interfere with the Buyer's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the other agreements or instruments provided for herein.

     (c)  Confidentiality.  From and after the date of this Agreement until
          ---------------
the Closing or the termination of this Agreement, the Buyer, ABT and their representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed by the Sellers in the course of their negotiations and the Buyer's and ABT's due diligence review, and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and the financing of this transaction. In the event this Agreement is terminated, the Buyer and ABT will destroy all copies of documentation which they received from Sellers and will not use any confidential information for their own benefit.

SECTION 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER AND ABT.    The
            ------------------------------------------------------------
obligations of the Buyer and ABT under this Agreement are subject to the following conditions:

     (a) There shall not have been any breach of the representations, warranties, covenants and agreements of the Sellers or the Corporation contained in this Agreement or the Schedules and Exhibits hereto, and all such representations and warranties shall be true at all times on and before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

     (b) The Sellers and the Corporation shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Buyer.

     (c) There shall have been no material adverse change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Corporation.

     (d) There shall be no outstanding actions or threats of action by any party that may materially adversely effect the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, or earnings of the Corporation.

     (e) The Buyer and ABT shall have received certificates dated the Closing Date and signed by the Sellers and the Corporation, certifying that the conditions specified in subsections (a), (b), (c) and (d) above have been fulfilled except to the extent that any nonfulfillment was disclosed in writing to the Buyer prior to the Closing Date.

     (f) The Corporation and the Sellers shall have obtained and delivered to the Buyer and ABT any required consents or approvals of any third parties whose consent is required to the transactions contemplated hereunder.

     (g) The Buyer and ABT shall have received originals or certified copies, reasonably satisfactory in form and substance to the Buyer, of all such corporate documents of the Corporation as the Buyer shall reasonably require, including without limitation the following:

          (i) the Certificate of Incorporation of the Corporation and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of Oregon;

          (ii) the By-laws of the Corporation and all amendments thereto and restatements thereof certified as of the Closing Date by an officer of the Corporation;

         (iii) certificate of existence of the Secretary of State of Oregon, certifying as of a recent date that the Corporation is duly organized, validly existing and in good standing under the laws of that State;

          (iv) copies of the minutes and resolutions of the Board of Directors and stockholders of the Corporation showing the authorization and approval by such Boards of the execution and delivery by the Corporation to the Buyer of this Agreement and of the agreements and instruments provided for herein and of the performance of the obligations of the Corporation under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Corporation; and

          (v) a certificate of incumbency identifying the officers and directors of the Corporation immediately before Closing.

     (h) The Buyer and ABT shall have received a written opinion of counsel for the Sellers and the Corporation dated as of the Closing Date, in the form of
EXHIBIT 9(h) hereto.

     (i) The Corporation and the Sellers shall have executed and delivered to the Buyer any required assignment or consent to any of the leases described in
SCHEDULE 4(k).

     (j) The Sellers shall have executed and delivered to the Buyer and ABT any required assignment or endorsement in favor of the Buyer of coverage under the insurance policies maintained by the Sellers covering the Corporation described to in SCHEDULE 4(q) to this Agreement.

     (k) The Buyer and ABT shall have received from Thomas G. Burns the Employment Agreement and Non-Competition Agreement referred to Section 3(c)(i) and the Non-Competition Agreements referred to Section 3(c)(ii) from Thomas G. Burns, Robert R. Lowery, William W. McLagan, Hiram G. Olsen.

     (l) The Buyer shall have entered into employment agreements or otherwise made arrangements that they deem satisfactory with such "key personnel" of the Sellers as Buyer deems necessary.

     (m) Prior to August 21, 1998, Buyer shall have received financial statements for the period ending March 31, 1998, prepared according to GAAP.

     (n) On or prior to the Closing, the Sellers, at the Sellers' cost and expense, shall cause the Title Company (which title company shall be chosen by the Buyer or Buyer's attorney) to issue to the Buyer its preliminary title report on the real property (the "Preliminary Commitment"), along with copies of all documents that give rise to exceptions listed in the report, provided all exceptions contained therein are acceptable to the Buyer.

     (o) The Buyer shall have received from those Sellers wishing to purchase their life insurance policy held by the Corporation the purchase price for such policy in an amount equal to the cash value of the policy plus any unearned premiums at the Closing Date less any policy loans.

     (p) Willard W. McLagan, Robert Lowry, Thomas G. Burns and Hiram G. Olsen shall have executed and delivered Guaranties guaranteeing 50% of Key Bank National Association Installment Note (Obligation #9001) dated October 7, 1994.

     (q) The Buyer shall have received a final environmental report prepared by Cascades Earth Science and such report shall be in form satisfactory to Buyer.

     (r) The Buyer shall have received payment from the Sellers for the following accounts receivable, Allen & Allen Farms Collection matter; and William Case and Gail Case, dba Bill Case Farms Collection matter.

     (s) Willard W. McLagan, Robert Lowry, Thomas G. Burns and Hiram G. Olsen shall have executed and delivered Guaranties guaranteeing certain loans to third parties in accordance with the schedule EXHIBIT 15(b).

SECTION 10.  CONDITIONS PRECEDENT TO THE SELLERS' AND THE CORPORATION'S
             ----------------------------------------------------------
OBLIGATIONS.  The obligations of the Sellers and the Corporation under this
-----------
Agreement are subject to the following conditions:

     (a) There shall not have been any breach of the representations, warranties, covenants and agreements of the Buyer and ABT contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

     (b) The Buyer and ABT shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to the Sellers.

     (c) The Sellers shall have received certificates dated the Closing Date and signed by the Buyer and ABT, certifying that the conditions specified in Paragraphs 10(a) and 10(b) above have been fulfilled.

     (d) The Sellers shall have received a written opinion of Snow Becker Krauss P.C., counsel for the Buyer and ABT, dated as of the Closing Date, in the form of EXHIBIT 10(d) hereto.

     (e) The Sellers shall have received originals or certified copies, reasonably satisfactory in form and substance to the Sellers, of the following corporate documents of the Buyer:

          (i) a certificate of existence certifying as of a recent date that each of the Buyer and ABT is a corporation in good standing under the laws of its state of incorporation;

          (ii) copies of the minutes and resolutions of the Board of Directors of the Buyer and ABT showing the authorization and approval by the Board of the execution and delivery by the Buyer and ABT of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of the Buyer and ABT under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of the Buyer and ABT; and

         (iii) a certificate of incumbency identifying the officers and directors of the Buyer and ABT immediately before Closing.

     (f) Buyer, ABT, Olsen & Fennell Seeds, Inc., Zajac Performance Seeds, Oregon LLC and Corporation shall have executed and delivered those security documents required to secure certain loans made to third parties in accordance with the schedule set forth in Exhibit 15(b).

SECTION 11.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS AND THE BUYER.
             -----------------------------------------------------------------
The obligations of the Sellers and the Buyer to complete this transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Due Diligence.  The Sellers and the Buyer and ABT shall have been
         -------------
afforded the opportunity to complete their due diligence and conduct a review of the business and prospects of the other, and shall be reasonably satisfied as to such business and prospects.

     (b) No Injunctions.  No action or proceeding shall have been instituted or
         --------------
threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

     (c) Consents.  Any consent to the transaction considered by the Sellers or
         --------
the Buyer to be necessary or advisable under any agreement or contract, the withholding of which might have, in the judgment of the Sellers or the Buyer or ABT, a material adverse effect on the financial condition of the other party, shall have been obtained.

     (d) Corporate Proceedings.  All corporate and other proceedings in
         ---------------------
connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Sellers, the Buyer, ABT and their counsel, and the Sellers, the Buyer, ABT and their counsel shall have received all certificates, documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

SECTION 12.  TERMINATION.  This Agreement may be terminated at any time prior
             -----------
to the Closing Date:

     (a) By mutual written consent of the Sellers, the Buyer, ABT and the Corporation properly authorized by their respective Boards of Directors.

     (b) By the Buyer, ABT or the Sellers if this transaction is not completed by August 26, 1998, unless extended by mutual consent.

     (c) By the Buyer or ABT if since June 30, 1998 there has been a material adverse change in the condition (financial or otherwise), business, assets, liabilities properties, results of operations, or earnings of the Corporation.

     (d) By the Buyer or ABT if Sellers are unable to deliver good marketable and insurable title to the real property.

SECTION 13.  THE BUYER'S OBLIGATIONS AT CLOSING.
             ----------------------------------

          At the Closing, in addition to fulfilling the conditions to closing appearing in this Agreement, the Buyer shall deliver to the Sellers the Purchase Price as more specifically described in Section 3 hereof, together with all other documents and agreements required to be delivered by it hereunder.

SECTION 14.  THE SELLERS' OBLIGATIONS AT CLOSING.  At the Closing, in
             -----------------------------------
addition to fulfilling the conditions to closing appearing herein, the Sellers shall deliver to the Buyer:

     (a) stock certificate(s) representing the Stock free of all liens, claims and encumbrances properly endorsed, or with stock powers executed in blank, and with any and all transfer, stamp or similar taxes upon the transfer of the shares to the Buyer paid in full by the Sellers;

     (b) all original minute books, stock books, stock transfer ledger, canceled stock certificates, corporate seals and financial records and statements of the Corporation.

SECTION 15.  SUBSEQUENT EVENTS.
             -----------------

     (a) After the Closing, the Buyer may receive, at its own expense, audited financial statements, of the Corporation ("Audited Financial Statements"), certified by KPMG Peat Marwick LLP, independent certified public accountants, for all periods required of the Buyer under the rules and regulations of the Securities and Exchange Commission (the "Rules"). The Corporation and the Sellers hereby agree to provide the Buyer and their accountants with full and free access to the books and records of the Corporation and to cooperate fully with all such representatives of the Buyer so that the Audited Financial Statements may be prepared on a timely basis.

     (b) The Buyer shall cause the Corporation to pay off any loans made by third person's (other than commercial financial institutions) to the Corporation in accordance with the schedule set forth in EXHIBIT 15(b).

     (c) The Buyer agrees to acknowledge the Corporation's vacation plan which is currently in effect, and the vacation days shown on SCHEDULE 4(aa) as accrued by the employees of the Corporation, and acknowledge that the Corporation's employees have a vested right in such vacation days as shown, and agrees to not take any action to divest the Corporation's current employees from entitlement to such vacation days as accrued at Closing by each employee of the Corporation.

     (d) The Buyer and ABT shall cause the Corporation to pay year-end employee bonus and make year-end contributions to the Corporation's Profit Sharing Plan for the period of July 1, 1997 through June 30, 1998 according to the resolution adopted by the Board of Directors of the Corporation on June 12, 1996 adopting a "Year-End Bonus Formula" (and the Year-End Bonus Formula attached thereto), a copy of which has been provided to Buyer and ABT, for the approximate sum of $219,000.00 to be paid within 15 days of Closing, the exact figure to be provided within 5 days of Closing and mutually agreed on.

SECTION 16.    PARTIES IN INTEREST.  This Agreement shall be binding upon and
               -------------------
shall inure to the benefit of the parties and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

SECTION 17.    ENTIRE AGREEMENT.  This Agreement, including the Schedules
               ----------------
and Exhibits hereto, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances (express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.

SECTION 18.    GOVERNING LAW.  This Agreement and all rights and obligations
               -------------
hereunder shall be governed by, and construed in accordance with, the laws of the State of Nevada, applicable to agreements made and to be performed wholly within said State, without regard to the conflicts of laws principles of such State.

SECTION 19.    EXPENSES.  The Buyer and the Sellers shall each pay their own
               --------
expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except that the expenses incurred by the Sellers on or before January 30, 1998 shall be paid by the Corporation without reimbursement from the Sellers.

     The Sellers shall pay for the ALTA Extended coverage title insurance policy, one-half of all recording charges, real estate escrow fees and costs, and the Sellers' customary share of prorations. The Buyer shall pay one-half of all recording charges, real estate escrow fees and costs, and the Buyer's customary share of prorations.

SECTION 20.  ARBITRATION.  Any dispute with respect to this Agreement shall be
             -----------
resolved by mediation and, if mediation is not successful, then by arbitration as provided herein.

          The parties agree first to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (the "AAA") or such other mediation service as is mutually agreeable to the parties to the dispute under either the AAA's Commercial Mediation Rules or such other commercial mediation rules as is mutually agreeable to the parties to the dispute. The mediation shall take place in Las Vegas, Nevada with representatives of the parties present with full authority to negotiate a settlement. The parties must participate in the Mediation process with a neutral mediator for at least 10 hours over at least 2 days prior to commencement of any arbitration. If a party to the dispute refuses to participate in the mediation, the party demanding mediation may either compel mediation by seeking an appropriate order from a court of competent jurisdiction or proceed immediately to arbitration. Thereafter, any unresolved dispute shall be settled by arbitration administered by the AAA or such other arbitration service as is mutually agreeable to the parties to the dispute in accordance with the AAA's Commercial Arbitration Rules or such other commercial arbitration rules as is mutually agreeable to the parties to the dispute. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the resolution of the disputed matter as determined by the arbitrator(s) shall be binding on the parties. Any such mediation or arbitration shall be conducted in Las Vegas, Nevada.

          Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitral tribunal, or pending the arbitral tribunal's determination of the merits of the controversy.

          The arbitrator(s) may award costs and fees to the prevailing party if, in his/her (their) discretion, the non-prevailing party did not prosecute the arbitration or settlement of the dispute in good faith. "Costs and fees" for this purpose shall mean reasonable pre-award expenses of the arbitration, including fees for the arbitrator(s), administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys' fees. Except as otherwise awarded by the arbitrator(s), all costs and fees shall be borne by the party incurring such costs and fees.

          The award shall be in writing and shall be signed by the arbitrator(s) and shall include a statement regarding the disposition of any statutory claim.

SECTION 21.    SEVERABILITY .  If any part of this Agreement is held to be
               ------------
unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

SECTION 22.    NOTICES.
               -------

     (a) All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

       (a)(i)  if to the Corporation to:

               Willamette Seed Co.
               125 Jefferson Street
               Albany, Oregon 97321
               Attention: Thomas Burns
               Telecopier No.: (541) 926-1975

       (ii)    if to the Sellers to:

               Robert R. Lowry
               1500 Laurel Heights
               Albany, OR 97321

               with a copy to:

               Weatherford, Thompson, Quick & Ashenfelter, P.C.
               P.O. Box 667
               130 First Avenue
               Albany, OR 97321-0219
               Attn: Brett Chytraus, Esq.
               Telecopier No.: (541) 967-6579

        (iii)  if to ABT or the Buyer to:

               AgriBioTech, Inc.
               120 Corporate Park Drive
               Henderson, Nevada  89014
               Attention: Johnny R. Thomas, President
               Telecopier No.: (888)800-4841

               with a copy to:

               Snow Becker Krauss P.C.
               605 Third Avenue
               New York, New York  10158
               Attention: Elliot H. Lutzker, Esq.
               Telecopier No.:  (212) 949-7052

     (b) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

SECTION 23.  NON-WAIVERS.  Neither any failure nor any delay on the part of
             -----------
any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

SECTION 24.  ASSIGNMENT.  This Agreement may not be assigned by any party
             ----------
without the prior consent of the other parties.

SECTION 25.  DISCLOSURE.  From and after the date of this Agreement until the
             ----------
Closing or the termination of this Agreement, the Sellers will not (i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning the sale of the Stock or the sale of all or a substantial portion of the assets of the Corporation with anyone other than the Buyer; or (ii) discuss the sale of the Stock with anyone other than the Buyer and other officers, directors and shareholders of the Corporation and the Sellers' advisors and (iii) unless otherwise required by law or the requirements of any applicable stock exchange, make any public announcement without prior approval of the language of such announcement by the Buyer.

SECTION 26.  MISCELLANEOUS.
             -------------

     (a)  Further Assurances:  Each of the parties hereto shall use its best
          ------------------
efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to, all action, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Sellers and Buyer shall cooperate with and provide assistance to the other in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to the Corporation and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other or the Corporation with respect to any audit of any tax returns filed prior to the Closing.

     (b)  Headings.  The headings contained herein are for reference purposes
          --------
only and shall not affect the meaning or interpretation of this Agreement.

     (c)  Counterparts.  This Agreement may be executed and delivered in
          ------------
multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

/s/ Willard W. McLagan                  /s/ Terry L. Shumaker
----------------------------            --------------------------
Willard W. McLagan  (Seller)            Terry L. Shumaker (Seller)

/s/ Robert R. Lowry                     /s/ Phillip J. Hawkins
------------------------                ---------------------------
Robert R. Lowry (Seller)                Phillip J. Hawkins (Seller)

/s/ Thomas G. Burns                     /s/ Evelyn J. Lacey
------------------------                ------------------------
Thomas G. Burns (Seller)                Evelyn J. Lacey (Seller)

/s/ William W. Spurlin                  /s/ Hiram G. Olsen
-----------------------------           -----------------------
William W. Spurlin   (Seller)           Hiram G. Olsen (Seller)



THE H. G. OLSEN & ANN OLSEN        THE H. G. & ANN OLSEN STANDARD
CHARITABLE TRUST (Seller)          CHARITABLE TRUST (Seller)


By:  /s/ Tom Appel                 By:  /s/ Tom Appel
     ---------------------------        ---------------------------
     Tom Appel                          Tom Appel
     Independent Special Trustee        Independent Special Trustee



WILLAMETTE SEED CO.

By:  /s/ Robert R. Lowry
     -------------------
     Robert R. Lowry



AGRIBIOTECH, INC.                   E.F. BURLINGHAM & SONS (Buyer)


By: /s/ Kathleen L. Gillespie     By: /s/ Kathleen L. Gillespie
    -------------------------         -------------------------
    Kathleen L. Gillespie,            Kathleen L. Gillespie,
    Vice President                    Vice President


                                       37